                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Marc Brailov
MicroStrategy Incorporated
(703) 770-1670
(703) 407-9884 (Cell)
mbrailov@microstrategy.com


     MicroStrategy Closes Previously Announced Preferred Stock Restructuring

MCLEAN, Va., August 7, 2002 - MicroStrategy(R) Incorporated (NASDAQ: MSTRD), a leading worldwide provider of business intelligence software, today announced that it has closed its previously announced preferred stock restructuring.

"By closing this transaction, we complete an important balance sheet restructuring that we believe is beneficial to holders of our common stock. Our capital structure is now simplified and easier for investors to understand and we have removed a significant source of uncertainty relating to potential future dilution," said MicroStrategy's President and Chief Financial Officer, Eric Brown.

On July 30, 2002, MicroStrategy entered into agreements with all of the holders of its Series B preferred stock, Series C preferred stock and Series D preferred stock, pursuant to which MicroStrategy agreed to redeem or exchange all of its outstanding Series B, Series C and Series D preferred stock totaling $75.5 million in stated value. The agreements provided that if the holders converted any shares of preferred stock prior to closing, the number of shares of common stock to be issued at closing would be reduced by the number of shares issued in the conversion. Holders of the preferred stock converted $32.825 million stated value of Series B preferred stock, $24.145 million stated value of Series C preferred stock and all $14.511 million stated value of Series D preferred stock into an aggregate of 695,318 shares of MicroStrategy's Class A common stock.

As a result of these conversions, MicroStrategy issued the following consideration in redemption and exchange of the remaining outstanding shares of Series B and Series C preferred stock:

        o  $10 million in cash;

        o $5 million in promissory notes which bear interest at a rate of 7.5% per annum, payable semi-annually;

        o  697,728 shares of Class A common stock; and

        o  $20.96 million stated value of Series F preferred stock.

As a result of closing this restructuring, there is no longer any outstanding Series B, Series C, or Series D preferred stock. The $20.96 million stated value of newly issued Series F preferred stock is convertible into Class A common stock at a fixed conversion price of $15.00 per share, resulting in a total of 1,397,174 shares of common stock issuable upon the conversion of the Series F preferred stock. The conversion price is not subject to any resets or other adjustments (other than with respect to stock splits and similar transactions). The Series F preferred stock has a two-year maturity and will not pay dividends. At maturity, the Series F preferred stock mandatorily converts into common stock at the fixed conversion price of $15.00 per share. As part of the transactions, the preferred holders have agreed to certain trading limitations on the common stock issued in the exchange until the first anniversary of the closing or the occurrence of certain specified events.

About MicroStrategy Incorporated

Leadership in a Critical Market: Founded in 1989, MicroStrategy is a worldwide leader in the increasingly critical business intelligence software market. Large and small companies alike are harnessing MicroStrategy's business intelligence software to gain vital insights from their data to help them proactively enhance cost-efficiency, productivity and customer relations and optimize revenue-generating strategies. MicroStrategy's business intelligence platform offers exceptional capabilities that provide organizations -- in virtually all facets of their operations -- with user-friendly solutions to their data query, reporting, and advanced analytical needs, and distributes valuable insight on this data to users via Web, wireless, and voice. PC Magazine selected MicroStrategy 7(TM) as the 2001 "Editors' Choice" for business intelligence software.

Enterprise-Class Business Intelligence: MicroStrategy 7i is a truly integrated, enterprise-class, Web-based business intelligence platform. With MicroStrategy 7i, enterprises can now standardize on one business intelligence platform and deploy high-value business intelligence enterprise-wide. MicroStrategy 7i's configurable query, reporting, and OLAP Web interface is designed to support all users, from casual report viewers to power analysts.

Diverse Customer Base: MicroStrategy's customer base cuts across industry and sector lines, with over 1,700 enterprise-class customers, including Lowe's Home Improvement Warehouse, AT&T Wireless Group, Wachovia and GlaxoSmithKline. MicroStrategy also has relationships with over 400 systems integrators and application development and platform partners, including IBM, PeopleSoft, Compaq, and JD Edwards.

MicroStrategy is listed on Nasdaq under the symbol MSTRD. For more information on the company, or to purchase or demo MicroStrategy's software, please visit MicroStrategy's Web site at http://www.microstrategy.com.

MicroStrategy, MicroStrategy 7i, and Scalable Business Intelligence Platform Built for the Internet are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute "forward- looking statements," including its estimates of future business prospects or financial results and statements containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the "Company") to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the Company's ability to secure financing for its current operations and long-term plans on acceptable terms; the ability of the Company to implement and achieve widespread customer acceptance of its MicroStrategy 7i software on a timely basis; the Company's ability to recognize deferred revenue through delivery of products or satisfactory performance of services; the Company's ability to effect the sale of non-core assets on reasonable terms; continued acceptance of the Company's products in the marketplace; the timing of significant orders; delays in the Company's ability to develop or ship new products; market acceptance of new products; competitive factors; general economic conditions; currency fluctuations; and other risks detailed in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                                       ###